Filed Pursuant to Rule 433
Registration Nos. 333-145104 and 333-145104-01

$2,600,000,000

Floating Rate Notes Due 2009

IBM International Group Capital LLC

International Business Machines Corporation

August 8, 2007

Pricing Term Sheet

Issuer	IBM International Group Capital LLC
Guarantor	International Business Machines Corporation
Ratings	A1/A+/A+ (Moody’s/S&P/Fitch)
Format	SEC Registered
Ranking	Senior
Trade Date	August 8, 2007
Settlement Date	August 13, 2007
Size	$2,600,000,000
Maturity	February 13, 2009
Interest Payment Dates	Quarterly on February 13, May 13, August 13 and November 13
First Payment Date	November 13, 2007
Spread to LIBOR	5 bps
Designated LIBOR page	Reuters Screen LIBOR01 Page
Index Maturity	3 Months
Interest Reset Period	Quarterly
Interest Reset Dates	February 13, May 13, August 13 and November 13
Initial Interest Rate	Three month LIBOR plus 5 bps, determined on the second London banking day prior to August 13, 2007
Price to Public	100.00%
Underwriting Discount	0.08%
Price to Issuer	99.92%
Net Proceeds	$2,597,920,000
Day Count	Actual/360, Modified Following Business Day
Minimum Denomination	$100,000 and increments of $1,000
Bookrunners	Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated
Billing and Delivering	Morgan Stanley & Co. Incorporated
Co-Managers	Barclays Capital Inc., Bear Stearns & Co. Inc., BNP Paribas Securities Corp., UBS Securities LLC
CUSIP	44924EAA8
ISIN	US44924EAA82

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the Offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. at 1-800-503-4611, collect to J.P. Morgan Securities Inc. at 212-834-4533, Lehman Brothers Inc. at 1-888-603-5847, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-866-500-5408 or Morgan Stanley & Co. Incorporated at 1-866-718-1649.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by IBM International Group Capital LLC and International Business Machines Corporation on August 8, 2007 relating to their Prospectus dated August 3, 2007.